Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

Investor Relations

investor@indusrt.com

INDUS ANNOUNCES A NEW $150 MILLION DELAYED DRAW TERM LOAN AND AMENDMENT TO EXISTING REVOLVING CREDIT FACILITY

NEW YORK, NEW YORK (April 25, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced today that it has amended and restated its Credit Agreement, dated August 5, 2021 (as amended, the “Amended Credit Agreement”), to increase the size to $250 million with the addition of a new $150 million delayed draw term loan with a term of five years (the “Term Loan”). In addition, INDUS has amended the maturity of its existing $100 million revolving credit facility under the Amended Credit Agreement from August 2024 to a new expiration date of April 2025 which remains subject to two, one-year extension options. The Amended Credit Agreement includes an accordion feature enabling the Company to increase the total borrowing up to an aggregate of $500 million which may take the form of additional revolving loan capacity or additional term loans, subject to certain conditions.  The Term Loan bears an interest rate subject to a pricing grid based upon the Company’s ratio of total indebtedness to total asset value.  Based on the Company’s current indebtedness, the Term Loan would bear an interest rate of SOFR plus a spread of 1.15%. Concurrent with the closing on the Term Loan, the Company entered into an interest rate swap to fix the interest rate on the Term Loan at an effective rate of 4.15%.  The Amended Credit Facility is secured by a pledge of the equity interests in the Company’s subsidiaries that own certain unencumbered properties that comprise the borrowing base under the facility.

The Company intends to make an initial draw from the Term Loan in May to repay approximately $62 million of existing mortgage debt (the “Repaid Debt”).  Upon these repayments, the properties previously secured by the Repaid Debt will become unencumbered and available to increase the Company’s borrowing capacity under the Amended Credit Agreement. The remaining Term Loan proceeds will be available to fund acquisitions and developments, repay additional debt and for general corporate purposes. The Company has approximately one year to draw down the entire $150 million in available proceeds from the Term Loan.  The Company currently has no borrowings outstanding under its revolving credit facility.

“The delayed draw Term Loan and Amended Credit Agreement provide the Company with ample liquidity to support the growth of our portfolio and additional flexibility to match our capital needs more closely with future investments,” said Michael Gamzon, President and Chief Executive Officer. “With our current cash balance and the availability under the Term Loan, we believe we have the capital to fund our existing development and acquisition pipelines while maintaining conservative leverage ratios. Additionally, with the anticipated mortgage repayments, we have no maturities of fixed rate debt until 2027 and currently have no amounts drawn on our revolving credit facility. We are pleased with the participation of new lenders in our bank group along with the continued participation and expanded commitments from our existing banking relationships.”

JPMorgan Chase Bank, N.A. and Citibank, N.A. were the Joint Lead Arrangers and Joint Book Runners, with JPMorgan Chase Bank, N.A. as Administrative Agent, and Citibank, N.A. as Syndication Agent. BMO Harris Bank, N.A., Citizens Bank, N.A., KeyBank National Association and TD Bank, N.A. also participated in the Term Loan.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing, and leasing industrial/logistics properties. INDUS owns 36 industrial/logistics buildings aggregating approximately 5.4 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina, and Florida.

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements regarding expected draw downs on the Term Loan, expected interest rates, uses of funding from the Term Loan and Amended Credit Agreement, the Company’s expected capital availability and the sufficiency of its liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the Securities and Exchange Commission. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.